Exhibit 99
CAPITAL PURCHASE PROGRAM CERTIFICATIONS
The undersigned certify to their knowledge that:
(i)	The compensation committee of Wilmington Trust Corporation (the “Corporation”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on the later of September 14, 2009, or 90 days after the closing date of the agreement between the Corporation and Treasury and ending with the last day of the Corporation’s fiscal year containing that date (the “Applicable Period”), the senior executive officer (“SEO”) incentive plans and the employee incentive plans and the risks these plans pose to the Corporation and its wholly-owned subsidiaries (collectively, “Wilmington Trust”);

(ii)	The compensation committee of the Corporation has identified and limited during the Applicable Period any features of the SEO incentive plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Wilmington Trust, and during that same Applicable Period has identified any features of the employee incentive plans that pose risks to Wilmington Trust and has limited those features to ensure that Wilmington Trust is not unnecessarily exposed to risks;

(iii)	The compensation committee has reviewed, at least every six months during the Applicable Period, the terms of each employee incentive plan and identified any features of the plan that could encourage the manipulation of reported earnings of Wilmington Trust to enhance the compensation of an employee, and has limited any such features;

(iv)	The compensation committee of the Corporation will certify to the reviews of the SEO incentive plans and employee incentive plans required under (i) and (iii) above;

(v)	The compensation committee of the Corporation will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in
(A)	SEO incentive plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Wilmington Trust;

(B)	Employee incentive plans that unnecessarily expose Wilmington Trust to risks; and

(C)	Employee incentive plans that could encourage the manipulation of reported earnings of Wilmington Trust to enhance the compensation of an employee;
(vi)	Wilmington Trust has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (“Bonus Payments”), of the SEOs and its twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the Bonus Payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)	Wilmington Trust has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of its next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the Corporation and Treasury or June 15, 2009 and ending with the last day of the Corporation’s fiscal year containing that date;

(viii)	Wilmington Trust has limited Bonus Payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between the Corporation and Treasury or June 15, 2009 and ending with the last day of the Corporation’s fiscal year containing that date;

(ix)	The board of directors of the Corporation has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or 90 days after the closing date of the agreement between the Corporation and Treasury; this policy has been provided to Treasury and its primary regulatory agency; Wilmington Trust and its employees have complied with this policy during the Applicable Period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)	The Corporation will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between the Corporation and Treasury or June 15, 2009 and ending with the last day of the Corporation’s fiscal year containing that date;

(xi)	Wilmington Trust will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between the Corporation and Treasury or June 15, 2009 and ending with the last day of the Corporation’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any of its employees who are subject to the bonus payment limitations identified in paragraph (viii);

(xii)	Wilmington Trust will disclose whether Wilmington Trust, the board of directors of the Corporation, or the compensation committee of the Corporation has engaged during the period beginning on the later of the closing date of the agreement between the Corporation and Treasury or June 15, 2009 and ending with the last day of the Corporation’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)	Wilmington Trust has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and its next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between the Corporation and Treasury or June 15, 2009 and ending with the last day of the Corporation’s fiscal year containing that date;

(xiv)	Wilmington Trust has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Corporation and Treasury, including any amendments;

(xv)	Wilmington Trust has submitted to Treasury a complete and accurate list of the SEOs and its twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001).

February 22, 2010	/s/ Ted T. Cecala	(SEAL)

(Date)	TED T. CECALA

February 22, 2010	/s/ David R. Gibson	(SEAL)

(Date)	DAVID R. GIBSON